Exhibit 10.27

Sapinda

November 25, 2009

Mr. David Derrick
RemoteMDx, Inc.
150 West Civic Center Drive
Suite 400
Sandy, Utah  84070

Dear Mr. Derrick,

We are pleased that RemoteMDx, Inc., a Utah corporation (the "Company") has decided to retain Sapinda UK Limited ("Sapinda") to provide general financial advisory services to the Company in regards to the Company's desire to restructure $16 million of debt and raise a net $9 million from existing shareholders and others.  This letter agreement ("Agreement") will confirm Sapinda's acceptance of such retention and set forth the terms of our engagement.  This Agreement also replaces and supersedes all previous agreements both written and verbal between the Company and Sapinda.

1.           Retention.  The Company retains Sapinda as its financial advisor to provide general financial advisory services, and Sapinda accepts such retention on the terms and conditions set forth in this Agreement.  In such capacity, Sapinda shall: (i) familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the Company; (ii) advise the Company on matters relating to its capitalization; (iii) evaluate alternative financing structures and arrangements; (iv); review the Company’s presentation and marketing materials and other materials used to present the Company to the investment community; (v) coordinate with the Company in marketing non-deal road shows with existing and potential investors, and (vi) provide such other financial advisory services upon which the parties may mutually agree (hereafter collectively referred to as the “Advisory Services”).  It is expressly understood and agreed that Sapinda shall be required to perform only those Advisory Services (i) as may be necessary or desirable in connection with its engagement hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement and (ii) which do not require any banking or financial services license in the US, Germany or elsewhere.  Moreover, it is understood that Sapinda’s tasks may not be limited to those enumerated in this paragraph, and that any additional services requested will be contemplated under a separate agreement.

2.           Information.  In connection with Sapinda’s rendering the Advisory Services hereunder, the Company will cooperate with Sapinda and furnish Sapinda upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Sapinda deems appropriate and will provide Sapinda with access to the Company’s officers, directors, employees, independent accountants and legal counsel.  The Company represents and warrants to Sapinda that all Information made available to Sapinda hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made.  The Company further represents and warrants that any projections and other forward-looking information provided by it to Sapinda will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company recognizes and confirms that Sapinda: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and that no information shall be furnished to outside investors by Sapinda which could be qualified as insider information under applicable rules; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company.  Any advice rendered by Sapinda pursuant to this Agreement may not be disclosed publicly without Sapinda’s prior written consent.  Sapinda hereby acknowledges that certain of the Information received by Sapinda may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Sapinda as confidential.  Sapinda agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved.

3.           Indemnification.  The Company agrees to indemnify Sapinda in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

4.           Compensation.  As consideration for Sapinda's services pursuant to this Agreement, Sapinda shall be entitled to receive, and the Company agrees to pay Sapinda, the following compensation:

a.           In consideration of Sapinda's rendering of the Advisory Services, the Company shall pay a non-refundable cash retainer of $300,000.00 (the "Initial Retainer") to Sapinda upon the signing of this Agreement and an additional $2,000,000 upon Sapinda aiding the Company in restructuring at least $14 million of its debts into equity and raising an additional $6,000,000 of equity ("2nd Payment").  Thereafter, Sapinda will receive payments of $100,000 for each $1,000,000 raised of equity up to a maximum of $700,000 ("Installment Payments").  The Initial Retainer, 2nd Payment and Installment Payments shall be paid to Sapinda in cash (USD) by certified check, or by wire transfer of immediately available funds.

b.           In addition, in consideration of Sapinda's rendering of the Advisory Services, the Company shall deliver a warrant to Sapinda (the "Advisory Warrant") to purchase 4,000 RemoteMDx Series D Preferred Shares ("Preferred Shares").  Such Advisory Warrant will be issued to Sapinda upon the execution of this Agreement, and shall provide, among other things, that the Advisory Warrant shall (i) be exercisable at an exercise price equal to $500 per share; (ii) expire four (4) years from the date of issuance; and (iii) include such other terms as are normal and customary for warrants of this type.

5.           Expenses.  In addition to payment to Sapinda of the compensation set forth in Section 4 hereof, the Company shall promptly upon request from time to time reimburse Sapinda for all reasonable expenses including the reimbursement of fees and expenses paid to third parties necessary for Sapinda to assist the Company in restructuring of its debts and raising of $13 million of new equity.  In particular, the reimbursement of expenses paid to the consulting firm, Incucomm, for analyzing RemoteMDx's market, business plan, and operations shall be reimbursed to Sapinda.  In addition, the Company shall reimburse Sapinda all expenses (including without limitation, fees and disbursements of counsel and all travel and out of pocket expenses) incurred by Sapinda in connection with its engagement hereunder.  Said expenses will be paid and not exceed as follows: December 31, 2009 expenses of $700,000; and by the conclusion of the raise of $13,000,000 an additional amount not to exceed $300,000.

6.           Future Rights.  To the extent Sapinda shall identify third parties to the company which subsequently invest more than $ 10 million in aggregate, the following shall apply:  As additional consideration for its services hereunder and as an inducement to cause Sapinda to enter into this Agreement, if at any time during the term of this Agreement or within eighteen (18) months from the effective date of the termination of this Agreement, the Company proposes to entrust third parties with the kind of services Sapinda has been engaged with herein (a “Financial Advisory Engagement”), the Company shall offer to retain Sapinda as its exclusive advisor in connection with such Financial Advisory Engagement or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties.  Such offer shall be made in writing in order to be effective.  The Company shall not offer to retain any other advisor in connection with any such Financial Advisory Engagement or other matter on terms more favorable than those discussed with Sapinda without offering to retain Sapinda on such more favorable terms.  Sapinda shall notify the Company within 30 days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention.  If Sapinda should decline such retention, the Company shall have no further obligations to Sapinda, except as specifically provided for herein.

7.           Other Activities.  The Company acknowledges that Sapinda has been, and may in the future be, engaged to provide services as finder and advisor to other companies in the industry in which the Company is involved.  Subject to the confidentiality provisions of Sapinda contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Sapinda or of any member, manager, officer, employee, agent or representative of Sapinda, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Sapinda to render services of any kind to any other corporation, firm, individual or association.  Sapinda may, but shall not be required to, present opportunities to the Company.

8.           Termination; Survival of Provisions.  The term of this Agreement shall be six (6) months commencing on the date of the execution of this Agreement.  Notwithstanding the foregoing, either Sapinda or the Company may terminate this Agreement for any reason by observing a notice period of fifteen (15) days to the end of a calendar month (the “Termination Date”).  In the event of such termination prior to the completion of the six (6) month term, the Company shall pay and deliver to Sapinda for all expenses incurred by Sapinda in connection with its services hereunder pursuant to Section 4 hereof.  Moreover, as stated in Section 3 and 4, irrespective of when the Agreement is terminated, all such fees and reimbursements due to Sapinda pursuant to the immediately preceding sentence shall be paid to Sapinda on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 and/or hereof).  Notwithstanding anything expressed or implied herein to the contrary: (i) any agency agreement entered into between Sapinda and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement.

9.           Notices.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Sapinda, to:

Sapinda UK Ltd.
25 Park Lane
London W1K 1RA
United Kingdom

And if to the Company, to the addresses, set forth on the first page of this Agreement, Attention, Mr. David Derrick.  Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

10.         Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.  The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 9 hereof.  The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

11.         Amendments.  This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12.         Headings.  The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13.         Successors and Assigns.  The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, neither Sapinda nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party, provided however that Sapinda shall be entitled to transfer its rights and duties under this agreement to any other legal entity.

14.         No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.  Without limiting the foregoing, the Company acknowledges and agrees that Sapinda is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Sapinda hereunder, all of which are hereby expressly waived.

15.         Waiver.  Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.  Any waiver must be in writing.

16.           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,
Sapinda UK Limited

By: /s/ Rene Klinkhammer
Rene Klinkhammer

Agreed to and accepted this 25 day of November, 2009

RemoteMDx, Inc.

By: /s/ David G. Derrick___________________________
      Mr. David Derrick, CEO and Chairman